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                                                                    EXHIBIT 99.1

        HANOVER COMPRESSOR COMPANY ADOPTS NEW HOLDING COMPANY STRUCTURE

     Hanover Compressor Company (NYSE: HC-news) announced today that it has adopted a new holding company to provide an appropriate legal structure for its current and future strategies.

     The restructuring was accomplished through a merger under Section 251(g) of the Delaware General Corporation Law pursuant to which all stockholders of Hanover Compressor Company at the effective time of the merger became stockholders of the new holding company, and Hanover Compressor Company became a subsidiary of the new holding company. The business operations of Hanover Compressor Company have not changed as a result of the restructuring. The new holding company has taken the Hanover Compressor Company name and will trade under the same symbol, with the same CUSIP number as prior to the merger. The charter and by-laws of the new holding company are substantially the same as the charter and by-laws of Hanover Compressor Company and the officers and directors of Hanover Compressor Company have also become the officers and directors of the holding company.

     Hanover Compressor Company's stockholders were not required to take any action in connection with the corporate restructuring. All outstanding shares have been converted into shares of the new holding company in a non-taxable transaction with the same rights, privileges and interests as the shares of Hanover Compressor Company previously held by stockholders. The shares of the holding company will continue to be represented by the same stock certificates that previously represented shares of Hanover Compressor Company capital stock.

     Hanover Compressor Company is the market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, its customers include premier independent and major producers and distributors throughout the Western Hemisphere.

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For further information contact:

G.A. Kraut Company, New York
Gerard Coffey, 212/696-5606
or
Hanover Compressor Company, Houston
Michael J. McGhan, 281/447-8787